EXHIBIT 99.1

SERVICE CORPORATION INTERNATIONAL
ANNOUNCES LEADERSHIP PROMOTIONS

HOUSTON, Texas, October 1, 2024 . . . Service Corporation International (NYSE: SCI) today announced leadership promotions among its executive officers that were made and approved by the SCI Board of Directors (the “Board”) in continuation of the Board’s focus on succession planning to support SCI’s long-term growth.

Steven A. Tidwell, SCI’s Senior Vice President of Sales and Marketing, informed the Company of his intent to step down from his role as an executive officer and assume a new role as Special Advisor to the CEO, effective October 1, 2024.

“Steve has served SCI with distinction over the last 14 years. He joined SCI in 2010 as Vice President of Operations and was promoted to Senior Vice President of Sales and Marketing in 2018. Steve has been instrumental in shaping our strategy and developing our sales and marketing leadership team, greatly contributing to the company’s success. We look forward to his continued contribution in his new role,” said Tom Ryan, Chairman and CEO.

Sumner J. Waring, III, who currently serves as Chief Operating Officer, has been promoted to President. In addition to indirectly leading SCI’s operations, Mr. Waring will assume Mr. Tidwell’s sales and marketing responsibilities. Mr. Waring’s successful record of leadership in his numerous operations roles and commitment to the profession as a fifth-generation funeral director make him uniquely qualified to assume the role of President.

John Faulk, who currently serves as Senior Vice President of Revenue and Business Development, has been promoted to Senior Vice President and Chief Operating Officer. With his strategic acumen, institutional knowledge and broad business experience, Mr. Faulk is the ideal leader to support SCI’s funeral and cemetery operations.

Eric D. Tanzberger, who currently serves as Senior Vice President and Chief Financial Officer, has been promoted to Executive Vice President and Chief Financial Officer, and will oversee business development, including mergers and acquisitions, construction and real estate, as well as pricing and revenue development, in addition to his current responsibilities. His financial expertise and proven leadership will be instrumental in working with these teams to drive SCI’s future growth.

Aaron G. Foley, who currently serves as Vice President and Treasurer, has been promoted to Senior Vice President and Treasurer, and will oversee accounting, tax, and risk assurance and advisory services, in addition to his current responsibilities. His 16 years of financial, accounting, and management experience with SCI will serve him well in his new role.

In their new roles, Messrs. Waring and Tanzberger will continue to report to Mr. Ryan, Mr. Faulk will report to Mr. Waring and Mr. Foley will continue to report to Mr. Tanzberger.

“These leadership promotions underscore our commitment to robust succession planning and reinforce our focus on driving a long-term growth strategy, I am proud that SCI continues to have an exceptional team of dedicated and experienced professionals at its helm.” said Marc Watts, Lead Independent Director of the Board. “We are excited about the future of our company and confident in the exceptional strength and talent of our leadership team.”

ABOUT SERVICE CORPORATION INTERNATIONAL

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America's leading provider of deathcare products and services. At June 30, 2024, we owned and operated 1,490 funeral homes and 492 cemeteries (of which 306 are combination locations) in 44 states, eight Canadian provinces, the District of Columbia, and Puerto Rico. Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at www.sci-corp.com. For more information about Dignity Memorial®, please visit www.dignitymemorial.com.

For additional information contact: InvestorRelations@sci-us.com
Investors:	Allie O'Connor - Assistant Vice President / Investor Relations	(713) 525-9156
	Trey Bocage - Director / Investor Relations	(713) 525-3454
Media:	Jay Andrew - Assistant Vice President / Corporate Communications	(713) 525-3468